Exhibit 99.1

MeiraGTx Reports Second Quarter 2026 Financial and Operational Results

-	Received FDA Breakthrough Therapy Designation for AAV2-hAQP1 and reported positive three-year data from Phase 1 AQUAx clinical trial evaluating AAV2-hAQP1 for the treatment of moderate to severe grade 2/3 radiation-induced xerostomia
-	Completed the acquisition of all interests and rights to botaretigene sparoparvovec (bota-vec) for the treatment of X-linked retinitis pigmentosa (XLRP) from Johnson & Johnson* (J&J) for $25 million
-	Strengthened balance sheet with $100 million equity financing concurrent with the bota-vec acquisition
-	Secured up to $400 million strategic investment from Oberland Capital, with up to $375 million in non-dilutive capital to support development and commercialization of AAV2-hAQP1 and bota-vec
-	Anticipate submission of global regulatory filings for approval of bota-vec in 2026 and potential BLA filing for AAV2-hAQP1 in mid-2027

LONDON and NEW YORK, August 13, 2026 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (Nasdaq: MGTX), a vertically integrated, clinical stage genetic medicines company, today announced financial and operational results for the second quarter ended June 30, 2026, and provided a corporate update.

“During the second quarter of 2026, we made tremendous progress towards transforming MeiraGTx into a commercial company,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “We acquired bota-vec from J&J and started working on the global filings for this product and establishing the market access and commercial infrastructure ahead of the potential first commercial launch in 2027. In addition, we made meaningful progress with our wholly owned AAV2-hAQP1 program for a significant unmet need, radiation induced xerostomia (RIX). We were awarded Breakthrough Therapy Designation in March 2026 based on very strong 3-year data from our Phase 1 AQUAx clinical study (n=24), indicating strong durable responses in late-stage RIX patients. We completed enrollment in our pivotal Phase 2 AQUAx2 clinical study of AAV2-hAQP1 in RIX in the second quarter and are now working expeditiously to submit regulatory filings for bota-vec this year and preparing for AAV2-hAQP1 filings mid next year.”

Dr. Forbes continued, “We are engaging high quality market access and commercial teams as we build our internal infrastructure to expedite potential launches of these first in class disease modifying therapies. We are particularly excited to be joined by two senior leaders previously with J&J, Penny Fleck as our Chief Development Officer, who has two decades of experience leading research and development at Takeda Pharmaceuticals, Johnson & Johnson Innovative Medicine, and ONL Therapeutics, including running the bota-vec program at J&J, and more recently, John Knighton as Executive Vice President of Global Manufacturing and Supply Chain. John has over 30 years of experience in biologic manufacturing and previously served as the Head of Cell & Gene Therapy API at Janssen Pharmaceuticals, Inc., supporting the successful launch of CARVYKTI®. Together, Penny and John provide extensive experience and expertise in achieving marketing approvals and successful commercial launches of many pharmaceutical products, and will be instrumental as we transition the Company into one that is well prepared for the potential launches of two products over the next two years.”

Dr. Forbes added, “We also remain very excited about our Riboswitch platform. Following discussion with the FDA, we are finalizing the requirements for clinical development and progressing to first in human studies with our Ribo-Leptin program. We anticipate following this first clinical study of the Riboswitch technology with a second program in neuropathic pain which is supported by very strong animal data. In each case, a precise dose of the therapeutic gene product is produced in vivo based on an oral small molecule daily pill. We are eager to progress this powerful novel technology through clinical development to address conditions that cannot be readily addressed using any of the current therapeutic modalities available.”

*Janssen Pharmaceuticals, Inc., a Johnson & Johnson company

Second Quarter 2026 Highlights

Botaretigene Sparoparvovec (bota-vec) for the Treatment of X-Linked Retinitis Pigmentosa (XLRP):

●	In May 2026, MeiraGTx completed the acquisition of full rights and interests in bota-vec from J&J for a one-time $25 million upfront cash payment, with J&J eligible to receive a one-time regulatory and commercial milestone tied to U.S. approval and U.S. sales performance, plus potential mid-teens royalty on global net sales beginning in mid-2029.
●	XLRP is a rare inherited retinal disease with early onset and progressive degeneration to complete blindness by the third decade of life, with no currently approved treatment options.
●	There are more than 20,000 XLRP-RPGR patients in the U.S. and EU alone.
●	The Phase 3 LUMEOS study was a global, randomized study (n=95) in which all patients were treated bilaterally.
●	Data highlight the potential of bota-vec to improve vision, and the safety profile was as expected and manageable, with no new safety signals and an improved inflammatory profile relative to the Phase 1/2 study.
●	As the commercial manufacturer of bota-vec, MeiraGTx has completed process performance qualification (PPQ) and holds a commercial license for its London, U.K. manufacturing facility and a commercial license for its QC facility in Shannon, Ireland.
●	Bota-vec has been granted Fast Track and Orphan Drug Designations from the U.S. Food and Drug Administration (FDA), and in the EU has received Priority Medicines, or PRIME, advanced therapy medicinal product, or ATMP, and Orphan Drug Designations from the local regulatory authorities.

AAV2-hAQP1 for the Treatment of Radiation-Induced Xerostomia:

●	In March 2026, the FDA granted BTD to AAV2-hAQP1 for the treatment of grade 2 and grade 3 radiation-induced xerostomia, supported by three-year data from the 24-patient Phase 1 AQUAx study.
●	In April 2026, MeiraGTx reported positive three-year data from its Phase 1 AQUAx clinical trial (n=24) evaluating AAV2-hAQP1 for the treatment of moderate to severe grade 2/3 radiation-induced xerostomia.
●	Results demonstrated sustained, clinically meaningful improvements in both patient-reported outcomes and objective measures of salivary flow, with durable effects maintained from 12 months through 36 months post-treatment.
●	AAV2-hAQP1 continued to be safe and well-tolerated at each dose tested.
●	The results were presented on April 16, 2026 and a replay is available on the Investors page of the Company’s website at investors.meiragtx.com.
●	The pivotal Phase 2 AQUAx2 study (NCT05926765), a randomized, double-blind, placebo-controlled study at 30 sites in the U.S., Canada, and the U.K. completed enrollment in the second quarter of 2026 and remains on track for a 12-month pivotal data readout in the second quarter of 2027, which, if positive, would support a BLA filing and potential approval targeted for the end of 2027, with U.S. launch in 2028.

Up to $400 Million Strategic Investment from Oberland Capital:

●	In June 2026, MeiraGTx entered into an agreement with Oberland Capital Management LLC (Oberland Capital) for an investment of up to $400 million, including up to $375 million in non-dilutive capital in exchange for low single-digit capped royalties on certain products and up to $25 million in equity investment.
●	Following regulatory approval, Oberland Capital is entitled to receive low single-digit capped royalties on the net sales of each of AAV2-hAQP1 (RIX), bota-vec (XLRP), and AAV-AIPL1 (LCA4). Royalty payments are capped at a multiple of the amounts funded.
●	The initial $135 million funded comprised $125 million in cash and a $10 million equity investment. Additional capital is available at the Company’s option: $50 million tied to positive AAV2-hAQP1 data readouts in 2027 from the Phase 2 AQUAx2 study; $50 million tied to bota-vec regulatory approval in 2027; and $50 million tied to AAV2-hAQP1 regulatory approval in 2028. A further $100 million is available upon mutual agreement for new products or business development, and Oberland Capital has the right to purchase an additional $15 million in equity.
●	The agreement includes flexible provisions for a potential change of control, including the Company’s ability to buy back the entire funded royalty note at any time by paying certain specified amounts.

AAV-GAD for the Treatment of Parkinson’s Disease:

●	FDA granted Regenerative Medicine Advanced Therapy (RMAT) designation to AAV-GAD for the treatment of Parkinson’s disease not adequately controlled with medication in 2025.
●	This RMAT was awarded based on data demonstrating statistically significant efficacy in 2 double-blind sham-surgery controlled studies, a Phase 2 study (n=45), and a Phase 1/2 clinical bridging study (n=14) following the successful Phase 1 dose escalation study (n=14).
●	This application also included the use of novel AI developed by our JV partner, Hologen, which demonstrated potential disease modification resulting from treatment.
●	The Company is currently engaging with clinical trial sites globally and expects to initiate the Phase 3 study of AAV-GAD in the coming months.

AAV-AIPL1 for LCA4:

●	MeiraGTx entered into a strategic collaboration with Eli Lilly and Company (Lilly), granting Lilly worldwide exclusive rights to meduretgene parvec, or medu-vec (formerly referred to as AAV-AIPL1) for the treatment of Leber congenial amaurosis 4 (LCA4).
●	Under the terms of the agreement, Lilly also received worldwide exclusive access rights to MeiraGTx’s innovative gene therapy technologies for use in ophthalmology with certain targets designated by Lilly, including novel intravitreal capsids developed in-house at MeiraGTx and bespoke promoters including AI-generated cell specific promoters.
●	MeiraGTx also granted Lilly certain rights to its proprietary riboswitch technology for use in gene editing in the eye.
●	MeiraGTx received an upfront payment of $75 million and is eligible to receive over $400 million in total milestone payments. MeiraGTx is also eligible to receive tiered royalties on licensed products.

Riboswitch Gene Regulation Technology Platform for in vivo Delivery:

●	The Company’s Riboswitch technology is a broadly applicable platform that provides a precise dose of any biologic therapeutic encoded by a transgene in response to a daily oral pill.
●	We have demonstrated that the platform is gene agnostic and can be incorporated into any sequence delivered by lentivirus, AAV, CRISPR or LNPs providing a powerful mechanism for precisely controlling the level and timing of the production of biologic therapeutics in the body.
●	This enables the native form of the therapeutic protein to be delivered by controlled in vivo production driven by a safe daily pill.
●	This provides more physiological activity of the therapeutic compared to synthetic or stabilized injectable forms of the molecule, often providing improved efficacy and safety.
●	MeiraGTx is advancing its first riboswitch program, native human leptin (Ribo-Leptin), toward the clinic in metabolic disease, and is in discussion with the FDA and is finalizing the package to open the Ribo-Leptin IND.
●	The Company is also conducting IND-enabling studies for a second riboswitch-regulated program for neuropathic pain.

Corporate and Leadership Updates

●	In May 2026, MeiraGTx appointed Penny Fleck as Chief Development Officer. Ms. Fleck brings more than 20 years of experience from Johnson & Johnson and Takeda, leading development across numerous assets, including multiple global regulatory approvals. While Global Head of Specialty Ophthalmology at J&J, she worked closely with MeiraGTx on the development of bota-vec.
●	In July 2026, MeiraGTx appointed John Knighton as Executive Vice President of Global Manufacturing and Supply Chain. Mr. Knighton brings more than 30 years of experience from J&J and GlaxoSmithKline. Most recently, John served as Vice President, Cell & Gene Therapy API Development at Janssen Pharmaceuticals, Inc. leading a diverse team of managers, scientists, and engineers who manufactured for the approval and successful commercialization of CARVYKTI® (a personalized CAR T-cell immunotherapy used to treat adult patients with relapsed or refractory multiple myeloma).

As of June 30, 2026, MeiraGTx had cash and cash equivalents of approximately $143.2 million as well as $5.6 million in accounts receivables, $24.4 million in unbilled receivables and $14.3 million in tax incentive receivables. Together with the second purchase of $25.0 million of royalty notes and $10.0 million proceeds from the sale of the Company’s ordinary shares under the agreements with Oberland Capital in July 2026, and the additional $95.0 million upfront payment due from Hologen and associated reimbursements, the Company believes that it will have sufficient capital to fund operating expenses and capital expenditure requirements into the second half of 2028. This estimate does not include the $135.0 million in potential near-term cash consideration from Lilly upon achievement of certain development and regulatory approval milestones, or any subsequent tranches available under the royalty note purchase agreement with Oberland Capital.

Financial Results

Cash, cash equivalents and restricted cash were $145.4 million as of June 30, 2026, compared to $34.4 million as of June 30, 2025.

Service revenue was $11.9 million for the three months ended June 30, 2026, compared to nil for the three months ended June 30, 2025. The increase of $11.9 million was due to revenue recognized for the contract manufacturing services provided to Lilly under the Lilly collaboration agreement and related agreements.

Service revenue – related party was $104.9 million for the three months ended June 30, 2026, compared to $3.7 million for the three months ended June 30, 2025. The increase of $101.2 million was due to the release of deferred revenue from the termination of the original asset purchase agreement and supply agreement with J&J and the development and transition services provided to Reogen Limited (Reogen), formerly known as Hologen Neuro AI Limited, under the Hologen collaboration agreement and related agreements, which was partially offset by decreased activity of PPQ services under the original asset purchase agreement and related agreements with J&J as the work was substantially completed in the first half of 2025.

License revenue – related party was $204.6 million for the three months ended June 30, 2026, compared to nil for the three months ended June 30, 2025. The increase of $204.6 million was due to revenue recognized for the licenses granted to Reogen for the AAV-GAD and AAV-BDNF programs and the AAV-GAD delivery device.

Cost of service revenue was $1.4 million for the three months ended June 30, 2026 compared to nil for the three months ended June 30, 2025. The increase of $1.4 million was due to costs incurred during the three months ended June 30, 2026 in connection with contract manufacturing services provided to Lilly under the Lilly collaboration agreement and related agreements.

Cost of service revenue – related party was $5.8 million for the three months ended June 30, 2026 compared to $2.7 million for the three months ended June 30, 2025. The increase of $3.1 million was due to costs incurred during the period related to the development and transition services provided to Reogen under the Hologen collaboration agreement and related agreements, partially offset by the decreased activity of PPQ services due to the termination of the original asset purchase agreement and related agreements with J&J during the second quarter of 2026.

General and administrative expenses were $12.0 million for the three months ended June 30, 2026, compared to $12.3 million for the three months ended June 30, 2025. The decrease of $0.3 million was primarily due to decreases in legal fees and share-based compensation expense due to vesting in prior periods. These decreases were partially offset by increases in business development expenses and personnel costs.

Research and development expenses were $57.8 million for the three months ended June 30, 2026, compared to $33.5 million for the three months ended June 30, 2025. The increase of $24.3 million was primarily due to the reacquisition of bota-vec from J&J under the asset purchase agreement. Costs related to the AAV2-hAQP1 clinical program increased due to the manufacturing of clinical trial batch material during the three months ended June 30, 2026 and higher clinical trial related spend. In addition, other research and development expenses increased due to employee and employee-related costs, facilities costs and other general research and development costs. These increases were partially offset by decreases in the Company’s AAV-GAD program due to a higher cost of clinical trial material batches being manufactured during the three months ended June 30, 2025. Manufacturing costs decreased due to higher manufacturing batch costs being allocated to the clinical programs during the three months ended June 30, 2026 and costs associated with the Company’s preclinical programs decreased primarily related to the gene regulation program due to the completion of certain preclinical studies in 2025.

Foreign currency loss was $1.5 million for the three months ended June 30, 2026 compared to a gain of $8.6 million for the three months ended June 30, 2025. The change of $10.1 million was primarily due to the weakening of the U.S. dollar against the pound sterling and euro as it relates to the valuation of the Company’s intercompany payables and receivables.

Interest income was $0.7 million for the three months ended June 30, 2026 compared to $0.4 million for the three months ended June 30, 2025. The increase of $0.3 million was due to higher cash balances in interest bearing accounts during 2026 offset by lower interest rates.

Interest expense was $3.5 million for the three months ended June 30, 2026 compared to $3.0 million for the three months ended June 30, 2025. The increase of $0.5 million was primarily due to the transaction cost related to the issuance of the royalty note under the agreement with Oberland Capital, which is measured at fair value, and the write-off of unamortized deferred financing cost due to the termination of the Notes Purchase Agreement with Perceptive Credit Holdings III, LP, which is offset by a lower interest rate.

Loss on derivative liability was $5.2 million for the three months ended June 30, 2026 compared to nil for the three months ended June 30, 2025. The increase of $5.2 million was due to the initial measurement of the derivative liability associated with the right granted under the securities purchase agreement with Oberland Capital.

Loss on equity method investee was $71.9 million for the three months ended June 30, 2026, compared to nil for the three months ended June 30, 2025. The loss primarily reflects the Company’s proportionate share of Reogen’s expenses associated with the acquired in-process research and development assets relating to the AAV-GAD and AAV-BDNF programs and the AAV-GAD delivery device, as well as Reogen’s ongoing research and development activities.

Income tax expense was $2.4 million for the three months ended June 30, 2026 compared to nil for the three months ended June 30, 2025. The increase of $2.4 million was primarily driven by taxable income generated from strategic collaboration and other non-recurring transactions, partially offset by valuation allowances and losses in jurisdictions where no tax benefit was recognized.

Net income attributable to ordinary shareholders for the quarter ended June 30, 2026 was $160.7 million, or $1.76 basic and $1.71 diluted net income per ordinary share, compared to a net loss attributable to ordinary shareholders of $38.8 million, or $0.48 basic and diluted net loss per ordinary share for the quarter ended June 30, 2025.

For more information related to our clinical trials, please visit www.clinicaltrials.gov

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical-stage genetic medicines company with a broad pipeline with four late-stage clinical programs. Each of these programs use local delivery of small doses resulting in disease modifying effects in both inherited and more common diseases, in the eye, radiation-induced xerostomia, and Parkinson’s disease. MeiraGTx uses its innovative technology in optimization of capsids, promoters and novel translational control elements to develop best in class, potent, safe viral vectors. MeiraGTx’s broad pipeline is supported by end-to-end in-house manufacturing. MeiraGTx has built the most comprehensive manufacturing capabilities in the industry, including two that are licensed for GMP viral vector production and a GMP QC facility with clinical and commercial licensure. In addition, MeiraGTx has developed a proprietary manufacturing platform process over 10 years based on more than 20 different viral vectors with leading yield and quality aspects and commercial readiness. Uniquely, MeiraGTx has developed a novel technology for in vivo delivery of any biologic therapeutic using oral small molecules. This transformative riboswitch gene regulation technology allows precise, dose-responsive control of gene expression by oral small molecules. MeiraGTx is focusing the riboswitch platform on the regulated in vivo delivery of metabolic peptides, including GLP-1, GIP, Glucagon, Amylin, PYY and Leptin, as well as cell therapy, CAR-T for liquid and solid tumors and autoimmune diseases, and additionally PNS targets addressing long term intractable pain. MeiraGTx has developed the technology to apply genetic medicine to common diseases, increasing efficacy, addressing novel targets, and expanding access in some of the largest disease areas where the unmet need remains high.

For more information, please visit www.meiragtx.com

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our product candidate development and anticipated milestones regarding our pre-clinical and clinical data, reporting of such data and the timing of results of data and regulatory matters, statements regarding our collaborations and statements regarding our future obligations under the agreement with Oberland Capital, as well as statements that include the words “expect,” “will,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “could,” “should,” “would,” “continue,” “anticipate,” “eligible” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our incurrence of significant losses; any inability to achieve or maintain profitability, raise additional capital, repay our debt obligations, identify additional and develop existing product candidates, successfully execute strategic transactions or priorities, bring product candidates to market, expansion of our manufacturing facilities and processes, successfully enroll patients in and complete clinical trials, accurately predict growth assumptions, recognize benefits of any orphan drug or rare pediatric disease designations, retain key personnel or attract qualified employees, or incur expected levels of operating expenses; the impact of pandemics, epidemics or outbreaks of infectious diseases on the status, enrollment, timing and results of our clinical trials and on our business, results of operations and financial condition; failure of early data to predict eventual outcomes; failure to obtain FDA or other regulatory approval for product candidates within expected time frames or at all; the novel nature and impact of negative public opinion of gene therapy; failure to comply with ongoing regulatory obligations; contamination or shortage of raw materials or other manufacturing issues; changes in healthcare laws; risks associated with our international operations; significant competition in the pharmaceutical and biotechnology industries; dependence on third parties; risks related to intellectual property; changes in tax policy or treatment; our ability to utilize our loss and tax credit carryforwards; litigation risks; and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

Investors:

MeiraGTx

Investors@meiragtx.com

or

Media:

Jordyn Temperato

LifeSci Communications

jtemperato@lifescicomms.com

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

(in thousands, except share and per share amounts)

	For the Three-Month Periods Ended June 30,		For the Six-Month Periods Ended June 30,
	2026	2025	2026	2025

Revenues:
Service revenue	$11,885	$—	$11,885	$—
Service revenue - related party	104,906	3,691	105,199	5,617
License revenue - related party	204,643	—	204,643	—
Total revenue	321,434	3,691	321,727	5,617
Operating expenses:
Cost of service revenue	1,401	—	1,401	—
Cost of service revenue - related party	5,763	2,676	5,961	4,054
General and administrative	12,013	12,313	20,941	21,677
Research and development	57,832	33,495	89,816	66,275
Total operating expenses	77,009	48,484	118,119	92,006
Income (loss) from operations	244,425	(44,793)	203,608	(86,389)
Other non-operating income (expense):
Foreign currency (loss) gain	(1,466)	8,624	(4,303)	12,311
Interest income	706	408	895	1,379
Interest expense	(3,509)	(3,034)	(6,357)	(6,077)
Loss on derivative liability	(5,223)	—	(5,223)	—
Loss on equity method investee	(71,902)	—	(71,902)	—
Income tax expense	(2,362)	—	(2,362)	—
Net income (loss)	$160,669	$(38,795)	$114,356	$(78,776)

Net income (loss) attributed to:
Net income (loss) attributed to shareholders	160,720	(38,795)	114,407	(78,776)
Net loss attributed to non-controlling interest	(51)	—	(51)	—
Net income (loss)	$160,669	$(38,795)	$114,356	$(78,776)

Other comprehensive gain (loss):
Foreign currency translation gain (loss) attributed to shareholders	677	(2,459)	849	(3,806)
Foreign currency translation loss attributed to non-controlling interest	(4)	—	(4)	—
Comprehensive income (loss)	$161,342	$(41,254)	$115,201	$(82,582)

Net income (loss) per ordinary share:
Basic	$1.76	$(0.48)	$1.32	$(0.99)
Diluted	$1.71	$(0.48)	$1.30	$(0.99)

Weighted-average number of ordinary shares outstanding:
Basic	91,418,527	80,585,625	86,387,685	79,813,273
Diluted	93,805,296	80,585,625	88,115,023	79,813,273

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$143,166	$65,931
Accounts receivable	3,176	—
Accounts receivable - related party	2,438	3,000
Unbilled receivables - related party	24,364	—
Prepaid expenses	3,989	6,017
Tax incentive receivable	14,286	15,286
Other current assets	26,928	1,527
Total Current Assets	218,347	91,761
Property, plant and equipment, net	100,333	105,465
Intangible assets, net	421	578
Restricted cash	2,200	2,262
Other assets	1,362	1,147
Equity method and other investments	39,838	6,749
Right-of-use assets - operating leases, net	11,524	12,852
Right-of-use assets - finance leases, net	22,424	23,616
TOTAL ASSETS	$396,449	$244,430

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,668	$10,066
Accrued expenses	21,225	32,893
Lease obligations - operating leases, current	2,260	2,851
Lease obligations - finance leases, current	40	38
Deferred revenue, current	359	—
Deferred revenue - related party, current	5,076	1,776
Note payable, net, current	—	24,648
Corporate tax liability	2,362	—
Other current liabilities	15,106	50,283
Total Current Liabilities	58,096	122,555
Deferred revenue - related party	11,101	65,120
Lease obligations - operating leases	9,936	11,351
Lease obligations - finance leases	85	109
Asset retirement obligations	1,450	1,399
Note payable, net	100,000	49,689
TOTAL LIABILITIES	180,668	250,223
COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS’ EQUITY (DEFICIT):
Ordinary Shares, $0.00003881 par value, 1,288,327,750 authorized, 94,188,118 and 81,120,931 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	3	3
Capital in excess of par value	932,323	808,021
Treasury shares	(18,193)	—
Accumulated other comprehensive gain	3,255	2,406
Accumulated deficit	(701,816)	(816,223)
Non-controlling interest	209	—
Total Shareholders’ Equity (Deficit)	215,781	(5,793)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$396,449	$244,430